UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 10, 2023
Date of Report (Date of earliest event reported)

ELECTRAMECCANICA VEHICLES CORP.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-38612	98-1485035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8057 North Fraser Way Burnaby, British Columbia, Canada	V5J 5M8
(Address of principal executive offices)	(Zip Code)

(604) 428-7656
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Shares, no par value	SOLO	The Nasdaq Stock Market LLC

Warrants, each to purchase one Common Share	SOLOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 7.01	Regulation FD Disclosure

On April 10, 2023, Volcon Inc. (NASDAQ: VLCN) (“Volcon”), the first all-electric, off-road powersports company, and ElectraMeccanica Vehicles Corp. (NASDAQ: SOLO) (“ElectraMeccanica”), a designer and manufacturer of electric vehicles revolutionizing the urban driving experience, today jointly announced that ElectraMeccanica has been selected for the final assembly of Volcon’s electric UTV, the Stag. This contract expands the previously announced assembly work ElectraMeccanica will do for the Grunt EVO and Runt LT electric motorcycles.

“We continue to make progress in scaling our vertically integrated supply chain in partnership with GLV Mexico, with frames, panels, suspension components, paint and cure lines ramping as we speak,” commented Jordan Davis, Volcon Chief Executive Officer. “By adding stateside assembly to our vertically integrated supply chain, we accomplish both our promise to keep manufacturing in North America while focusing on profitability and supply chain resilience.”

The partnership provides ElectraMeccanica with additional EV manufacturing brands to assemble in their state-of-the-art Mesa, Arizona facility; while assisting Volcon with their reshoring efforts for the Americas.

Susan E. Docherty, ElectraMeccanica CEO, stated: “The EV market continues to expand and we’re excited that our Mesa facility is playing an immediate part in that growth. We’re also extremely pleased to build on our existing relationship with Volcon and GLV by leveraging our teams’ expertise to bring new types of electric vehicles to eager customers, while we also work to develop our own next-generation EV.”

With more than half of Volcon's product line being assembled in the United States, the Company hopes to show its dedication to make best-in-class products, without handing off significant costs to the consumer. Davis continued, “Complex global supply chains, as we know them, existed long before Volcon was established. However, instead of subscribing to the trickle down of common transnational commerce practices, we feel we have an opportunity to show what a ‘trickle up’ model could look like by collaborating with businesses in our own backyard for components that are often sourced overseas. While not perfected, we feel with opportunities like this, we get closer to creating a version where maximum profits are not at the expense of American jobs, and maintaining a circular flow of dollars in our own communities.”

About Volcon Inc.

Based in the Austin, Texas area, Volcon was founded as the first all-electric powersports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits, but also because of their near-silent operation, which allows for a more immersive outdoor experience.

Volcon's 2023 vehicle roadmap includes both motorcycles and UTVs hitting the market in North America. Its first product, the innovative Grunt, has been shipping to customers since late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. Volcon just announced the launch of the Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension and seat. Volcon also just announced the launch of the Runt LT, which is a fun-sized version of the groundbreaking Grunt, is better suited for small-statured riders, more compact properties and trails, or as a pit bike at race events, while still delivering robust off-road capabilities. The Brat is Volcon’s first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. Volcon is also launching and currently delivering the Volcon youth line of dirt bikes for younger riders between the ages of 4 to 11. Volcon recently launched the Stag and entered the rapidly expanding UTV market. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Products:

Volcon Stag: https://www.volcon.com/stag
Volcon Brat: https://www.volcon.com/brat
Volcon Grunt: https://www.volcon.com/grunt-evo
Volcon Runt: https://www.volcon.com/runt-lt
Volcon Youth Line: https://www.volcon.com/youth

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com.

A copy of the News Release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	News Release dated April 10, 2023.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: April 10, 2023.	ELECTRAMECCANICA VEHICLES CORP.

	By:	/s/ Mike Bridge
Mike Bridge
General Counsel and Corporate Secretary